DELAWARE GROUP ADVISER FUNDS

Registration No. 811-07972
FORM N-SAR
Annual Period Ended October 31, 2014

SUB-ITEM 77B: Accountant?s report on internal control

Accountant's report on internal control, attached as Exhibit.

SUB-ITEM 77D: Policies with respect to security investment

On November 18-20, 2014, the Board of Trustees (the ?Board?) of Delaware Group Adviser Funds (the ?Registrant?) voted to establish and disclose Delaware U.S. Growth Fund?s investment authority to invest in real estate investment trusts. This information is herein incorporated by reference to the supplement dated November 20, 2014 to the Registrant?s prospectus dated February 28, 2014, as filed with the Securities and Exchange Commission (SEC Accession No. 0001582816-14-000634).

SUB-ITEM 77I:  Terms of new or amended securities

On August 19-21, 2014, the Board of Trustees of Delaware Group Adviser Funds (the ?Registrant?) voted to approve the early conversion of the Delaware Diversified Income Fund, Delaware U.S. Growth Fund and Delaware Global Real Estate Opportunities Funds? Class B shares to Class A shares. In connection with this approval, the Board amended the terms of the Registrant?s Agreement and Declaration of Trust via Board resolution to permit the early conversion of Class B shares to Class A shares. The rights of Class A shares did not change. Details related to the early conversion are incorporated herein by reference to the supplement dated August 22, 2014 to the Registrant?s prospectus dated February 28, 2014, as filed with the Securities and Exchange Commission (SEC Accession No. 0001137439-14-000321).

WS: MFG_Philadelphia: 888276: v1

WS: MFG_Philadelphia: 865303: v1